UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2023

SCYNEXIS, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36365	56-2181648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Evertrust Plaza 13th Floor
Jersey City, New Jersey		07302-6548
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 201 884-5485

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SCYX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Binding Memorandum of Understanding for Amendment to License Agreement with GSK

On December 26, 2023, SCYNEXIS, Inc. (“SCYNEXIS”) and GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK”) entered into a binding memorandum of understanding (“Binding MOU”) for amendment to the exclusive license agreement between SCYNEXIS and GSK, dated March 30, 2023 (the exclusive license agreement, together with the associated Transitional Manufacturing and Supply Agreement, the “License Agreement”). Pursuant to the terms of the License Agreement, SCYNEXIS granted GSK an exclusive (even as to SCYNEXIS and its affiliates), royalty-bearing, sublicensable license for the development, manufacture, and commercialization of ibrexafungerp, including the approved product BREXAFEMME®, for all indications, in all countries other than Greater China and certain other countries already licensed to third parties (the “GSK Territory”). The terms of the License Agreement are further described in SCYNEXIS’s Form 8-K dated March 30, 2023.

As disclosed on September 25th, 2023, SCYNEXIS became aware that a non-antibacterial beta-lactam drug substance is manufactured using equipment common to the manufacturing process for ibrexafungerp. Current FDA draft guidance recommends segregating the manufacture of non-antibacterial beta-lactam compounds from other compounds since beta-lactam compounds have the potential to act as sensitizing agents that may trigger hypersensitivity or an allergic reaction in some people. In the absence of the recommended segregation, there is a risk of cross contamination. It is not known whether any ibrexafungerp has been contaminated with a beta-lactam compound. Nonetheless, in light of this risk and out of an abundance of caution, BREXAFEMME® (ibrexafungerp tablets) was recalled from the market and clinical studies of ibrexafungerp were placed on temporary hold.

The License Agreement is being amended in connection with the delay in the commercialization of BREXAFEMME® and further clinical development of ibrexafungerp associated with this event. Pursuant to the License Agreement, SCYNEXIS has already received an upfront payment of $90 million and a development milestone payment of $25 million. Under the terms of the updated License Agreement, as amended by Binding MOU, SCYNEXIS is also eligible to receive potential:

•
regulatory approval milestone payments of up to $49 million (revised from up to $70 million as provided in the License Agreement);
•
commercial milestone payments of up to $57.5 million based on first commercial sale in invasive candidiasis (U.S./EU) (revised from up to $115 million as provided in the License Agreement);
•
and sales milestone payments of up to $179.5 / $169.75 / $145.5 million (depending on the date of GSK’s relaunch of BREXAFEMME in the U.S.) (revised from up to $242.5 million as provided in the License Agreement). These milestones are based on annual net sales in the GSK Territory, with a total of $64 / $54.25 / $46.5 million to be paid upon achievement of multiple sales thresholds up through $200 million; a total of $45.5 / $45.5 / $39 million to be paid upon achievement of multiple sales thresholds between $300 million and $500 million; and $35 / $35 / $30 million to be paid at each sales threshold of $750 million and $1 billion.

SCYNEXIS will continue to be responsible for the execution and costs of the ongoing clinical studies of ibrexafungerp but will have the potential to receive up to $72.35 million in development milestones (revised from up to $75.5 million as provided in the License Agreement), which comprise: $25 million already paid; $10 million for the delivery to GSK of final clinical study reports for the completed FURI, CARES, and NATURE clinical studies; up to $30 million for the achievement of two interim milestones associated with SCYNEXIS’s resumption and continued performance of the MARIO Study after the clinical hold is lifted; and $7.35 million for the successful completion of the MARIO Study.

In the case of each of the above milestones, such milestone events are defined in the License Agreement, as amended by the Binding MOU.

GSK will also pay royalties based on cumulative annual sales to SCYNEXIS in the mid-single digit to mid-teen range. The royalty terms are not amended by the Binding MOU.

The foregoing is only a summary of the material terms of the Binding MOU and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Binding MOU, a copy of which SCYNEXIS intends to file with its Annual Report on Form 10-K for the year ending December 31, 2023, requesting confidential treatment for certain portions thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Date:	January 2, 2024	By:	/s/ David Angulo
Name: David Angulo, M.D. Its: Chief Executive Officer